FOR IMMEDIATE RELEASE

Contact:
Jill Swartz
Spotlight Communications
(949) 427-5172 ext. 701
Jill@spotlightmarcom.com

MVP REIT Acquires Multi-Tenant
Las Vegas Office Building for $15 Million

LAS VEGAS (Sept. 03, 2013) – MVP REIT Inc. announced today the acquisition of an approximately 47,500 square-foot multi-tenant office building in Las Vegas for $15 million. The acquisition is part of a five-property, $48.6 million portfolio being acquired by MVP REIT. The acquisition closed on Aug. 30, 2013.

Located at 8880 W. Sunset Road on 3.18 acres of land, the three-story building is 100 percent occupied by a mix of medical and professional tenants, including the corporate headquarters for MVP REIT, which occupies 4,190 square feet. All tenant contracts are under triple net leases, under which tenants pay for the majority of building expenses in addition to rent. The property is situated directly off Interstate 215, in close proximity to McCarran International Airport and the Las Vegas Strip.

“When evaluating an office building, we look for properties with strong characteristics like 8880 W. Sunset Road, which is fully leased to multiple tenants on longer-term, triple net leases,” said Mike Shustek, chairman and chief executive officer of MVP REIT. “Additionally, the building is well located, with direct access to an interstate highway and a short distance from one of the busiest international airports in the world.”

MVP REIT financed the acquisition through the assumption of approximately $10.2 million in existing debt and the transfer of approximately 547,368 shares of the company’s common stock at $8.775 per share.

About MVP REIT, Inc.

MVP REIT intends to operate as a publicly registered, non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $8.73 per share.

MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering.

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Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although each of Vestin and MVP believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. Neither Vestin nor MVP undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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